Exhibit 99.(8)(88)

DEALER AGREEMENT

This Dealer Agreement (the “Agreement”) is made as of November  , 2022 by and between American United Life Insurance Company, an Indiana Corporation, the undersigned broker- dealer, OneAmerica Securities, Inc., (“OAS”) an Indiana Corporation (hereinafter collectively referred to as “Dealer”, as applicable), and Blackstone Securities Partners L.P., a Delaware limited partnership (the “Distributor”). For purposes of this Agreement, “Distributor” shall include any of Distributor’s designees or agents.

WHEREAS, OAS is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) providing services to institutional and individual clients (“Clients”).

WHEREAS, OAS, in its various capacities, takes custody of securities beneficially owned by its Clients and from time to time acquires and disposes of mutual fund shares, including shares of the “Funds,” as defined below, in response to instructions from its Clients or their designated representatives.

WHEREAS, the shares of each Fund held by Dealer for a number of Clients may be held in Dealer’s name in a single account on the books and records of the Fund.

WHEREAS, as principal underwriter for each of the mutual funds identified on Exhibit A, the Distributor has the authority to make payments to certain persons or entities for shareholder servicing and administration of shareholder accounts.

WHEREAS, each Fund, a series of Blackstone Alternative Investment Funds, a Massachusetts business trust (the “Company”), and currently identified on Exhibit A and those added to Exhibit A hereto in the future are herein individually referred to as a “Fund” and collectively as the “Funds.”

WHEREAS, Dealer desires to provide shareholder servicing and recordkeeping functions required for purchases and redemptions of, and dividends paid on account of, the shares of the Funds to be held by Dealer for the benefit of its Clients.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Accounts.

a.	For each Fund, Dealer will open an account for the benefit of one or more Clients who invest in shares of the Fund (the “Dealer Account(s)”). Through the Dealer Accounts, Dealer will purchase and redeem shares, settle transactions, reconcile transactions, obtain pricing, reinvest distributions and maintain records in accordance with the terms of this Agreement and any additional operating procedures as may be set forth in Exhibit B hereto (“Operating Procedures”). In the event any provision in Exhibit B conflicts with a provision in the Agreement, the provision in the Agreement will control. In addition, the parties agree to transfer accounts, communicate with Fund shareholders and perform other obligations in accordance with the Operating Procedures, as applicable to each Fund.

b.	The Distributor (or its agents) will cause the Company to establish and maintain one or more accounts on the Company’s books and records to reflect each Dealer Account. The assets of one or more Clients may be held in any one Dealer Account. Dealer Accounts will be designated so as to indicate Dealer’s capacity as trustee or custodian for its Clients, as the case may be, in accordance with instructions provided to the Distributor (or its agents) by Dealer. Dealer, as trustee or custodian for its Clients, will be the shareholder of record for each Dealer Account. For each Dealer Account, Dealer will provide the Distributor (or its agents) with all information necessary or appropriate to establish and maintain each Dealer Account on the books and records of the Company and any subsequent changes to such information. Dealer may open additional Dealer Accounts for each Fund from time to time to accommodate specific investment, distribution or other options and features, and to consolidate existing accounts, if and when Dealer deems any such action appropriate to address the needs of any Clients.

c.	For each Dealer Account opened or maintained by Dealer on behalf of its Clients, the Distributor (or its agents) will accept, and effect changes in, each Fund’s records upon receipt of instructions, communications and actions from Dealer electronically through the National Securities Clearing Corporation (the “NSCC”) without supporting documentation from Clients. The Funds or their agents will be responsible for processing any such instruction, communication, or action from Dealer and for executing Dealer’s instructions in a timely manner.

d.	The Distributor agrees to cause each Dealer Account opened by Dealer to remain open on the books of the relevant Fund regardless of a lack of activity or share balance, except to the extent Dealer takes specific action to close a Dealer Account, or to the extent a Fund’s prospectus reserves to the Company the right to close accounts which are inactive, as that term or similar term is defined in the Fund’s prospectus. In the latter instance, the Distributor will give written notice to Dealer at least five (5) Business Days prior to closing any Dealer Account.

e.	Dealer acknowledges that a Fund’s transfer agent may reject any order that is not submitted or handled in accordance with the procedures set forth in the prospectus for such Fund. Dealer understands and agrees that no Fund will accept any conditional orders and that orders are subject to acceptance or rejection by the applicable Fund in its sole discretion.

f.	Dealer will furnish Distributor with monthly written statements of the number of Clients (or each beneficial owner of Fund shares who invests through a Client, if analysis on such look-through basis for a particular Client is requested by Distributor) that hold shares of each class of a Fund through the Dealer Accounts within ten (10) Business Days of the end of each reporting month.

2.	Transactions through the NSCC.

a.	Dealer has established, and Distributor has established or has caused the Company to establish, an electronic link through the NSCC system. The NSCC system enables Dealer to transmit Dealer Account trade information, including purchase, redemption and exchange instructions (“Instructions”) to the Company and likewise to receive trade and pricing information from the Company. Each party will be bound by the NSCC system rules and processing guidelines, as amended from time to time, in order to perform their respective obligations under this Agreement. Without limiting the generality of the foregoing, the Distributor (and its agents) and Dealer each will perform any and all duties, functions, procedures and responsibilities assigned to it or otherwise established by the NSCC applicable to Fund/SERV and Networking. In the event the NSCC rules and guidelines conflict with the provisions of this Agreement, the NSCC guidelines and provisions will govern transactions effected through the NSCC system.

b.	Any information transmitted through the NSCC by any party to the other pursuant to this Agreement will be accurate, complete and in the form prescribed by the NSCC. Each party will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through the NSCC and to limit the access to, and the inputting of data through, the NSCC to persons specifically authorized by such party. Each party is entitled to act on information and transmissions received through the NSCC that it reasonably believes to be genuine.

3.	Transactions in Fund Shares.

a.	On each day the New York Stock Exchange (“NYSE”) is open for business (a “Business Day”), the Distributor shall or shall cause Company (or its agents) to accept and effect purchase, redemption, exchange and registration Instructions from Dealer for Dealer Accounts through the NSCC system.

i.	Orders Received by Dealer prior to the close of trading. Instructions to purchase and/or redeem shares of the Funds received in proper form by Dealer or its “Sub-designees” (as defined in Section 3.b) prior to the regular close of trading on the NYSE on any Business Day (the “Trade Date”) will receive that day’s NAV if the order is transmitted to the Company (or its agents) by Dealer prior to the “Cutoff Time,” as described below. The number of shares to be purchased or redeemed will be determined based on the net asset value (the “NAV”) at the close of trading on the Trade Date; provided, that, if the Company (or its agents) receives Instructions after the Cutoff Time, the transaction will be entered at the NAV next determined after the Company (or its agents) receives the Instruction. Orders properly received by the Dealer by the Cutoff Time on the Trade Date will be considered to be sent to the Company prior to the Cutoff Time if Instructions in respect of Dealer Accounts are submitted by

Dealer to the Company (or its agents) by 7:00 a.m. Eastern time on the business day next following the Trade Date (“T+1”).

ii.	Orders Received by Dealer after the close of trading. Instructions received in proper form by Dealer or its Sub-designees after the close of trading on any Trade Date will be treated as if received on T+1, and orders based on such Instructions will be processed at the NAV calculated on T+1.

iii.	Dealer represents and warrants that all Instructions Dealer transmits to the Company (or its agents) for processing on a particular Trade Date will relate only to Instructions received by Dealer or its Sub-designees prior to the close of trading of the NYSE on that Trade Date.

b.	Dealer confirms that it will be considered the Company’s agent for purposes of Rule 22c-1 of the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Distributor further agrees that Dealer may designate and authorize such intermediaries as it deems necessary, appropriate or desirable (“Sub-designees”) to receive Instructions on the Company’s behalf for purposes of Rule 22c-1 under the Investment Company Act. Dealer shall be liable to the Distributor for each Sub-designee’s compliance with this Section 3 to the same extent as if Dealer itself had acted or failed to act instead of the Sub-designee. Dealer

i.	has adopted and implemented procedures reasonably designed to prevent Instructions received after the close of trading on the NYSE on any Business Day from being improperly aggregated with Instructions received prior to the close of trading;

ii.	represents and warrants that it will follow such procedures;

iii.	has determined that each Sub-designee has adopted and implemented its own internal procedures reasonably designed to prevent Instructions received after the close of trading on the NYSE on any Business Day from being improperly aggregated with Instructions received prior to the close of trading;

iv.	represents and warrants that its internal control structure over the processing and transmission of orders for Fund transactions is suitably designed to prevent or detect on a timely basis orders received after the Fund’s pricing time (generally, the close of the New York Stock Exchange or 4:00 Eastern Time) (the “Cutoff Time”) from being aggregated with orders received before the Cutoff Time, and to minimize errors that could result in late transmission of Orders to the Funds (“Internal Control Procedures”);

v.	will review annually the adequacy of its Internal Control Procedures and will change and modify them as necessary to maintain their adequacy;

vi.	will require each Sub-designee to review annually the adequacy of its Sub- designee Internal Control Procedures and to change and modify them as necessary to maintain their adequacy, and

vii.	upon request by Fund Company, will provide a certification from Dealer that its Internal Control Procedures are adequate as of the most recent annual review, as well as a certification that each Sub-Designee has adopted and implemented Sub-Designee Internal Control Procedures that are adequate as of the most recent annual review.

As to each Fund, the Distributor will use best efforts to cause Company (or its agents) to furnish to Dealer (i) by 8:00 p.m. Eastern time on the relevant Trade Date confirmed NAV information as of the close of trading on such Trade Date; (ii) by 8:00 p.m. Eastern time on the relevant date dividend and capital gains information as it arises; and (iii) by 8:00 p.m. Eastern time on the relevant date in the case of income funds, the daily accrual or interest rate factor (mil rate) by means of electronic transmission or other mutually acceptable means.

c.	The Distributor will notify Dealer in writing upon the closing or suspension of any Fund to initial purchases or all purchases, as the case may be, as soon as reasonably practicable upon the Company’s Board of Directors or Trustees’ (the “Board”) approving such action. Upon effectiveness of such closing(s), Dealer will (i) limit the purchase of shares in Funds closed to initial purchases to Dealer Clients that beneficially owned shares of that Fund at the time such action was taken or that are otherwise eligible to continue to purchase Fund shares; and (ii) cease processing purchase transaction in Funds closed to all purchases.

d.	Dealer will, in satisfaction of purchase orders placed for Dealer Accounts, forward or cause to be forwarded such payment to the Company (or its agents) no later than close of trading on the Business Day next following the date on which the purchase order is effected under the ordinary settlement methods of the NSCC.

e.	Dealer will, upon receipt of monies paid to it by the Company (or its agents) for the redemption of Fund shares, pay such monies to the appropriate Client. In the event of underpayment to a Dealer Account upon redemption for any reason, the Distributor will forward the outstanding balance as soon as reasonably practicable upon Dealer’s notification to the Distributor of such underpayment. Dealer will not process or affect any redemption with respect to shares of a Fund after receipt of notification of the suspension of the determination of the NAV for such Fund.

f.	In the event of overpayment to a Dealer Account upon redemption for any reason, Dealer will use its best efforts to collect such overpayment. If, after such efforts, Dealer is not able to recover all of such overpayment, Dealer will cooperate with any attempts by the Distributor and/or Company to recover any portion of the overpayment. Dealer agrees to be liable to Distributor for the amount of any such overpayments caused by its error or negligence.

g.	Dealer may not cancel or correct any previously placed order without the prior approval of the Distributor.

4.	Account Transfers.

a.	The Distributor agrees to transfer shares from beneficial shareholder accounts, street name broker accounts, and any other Fund accounts to the designated Dealer Account on the books and records of the applicable Funds. For the purpose of expediting transfers, the Distributor will accept a list delivered from Dealer electronically or in any other mutually agreed upon format. Dealer represents and warrants in good faith that it has the appropriate and effective authorization to direct each transfer so requested. Dealer agrees to indemnify the Distributor for actions reasonably performed in accordance with the transfer instructions received from Dealer.

b.	The Distributor agrees to cause each Fund to notify Dealer electronically or by means of any other mutually agreed-upon format of the completion of each transfer in or out of each Dealer Account no later than one (1) Business Day after the day it occurs. Such transfer notification shall include the date, number of shares, registration, account number and type, accrued dividends (where the transfer is processed after record date but before payable date) and other information as reasonably requested by Dealer.

5.	Income, Capital Gains and Other Distributions.

a.	Upon the declaration of each dividend and each capital gain distribution for a Fund by the Board, the Distributor will cause the Company (or its agents) to furnish Dealer the information setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as to which shareholders entitled to payment will be determined, the amount payable per share to the shareholders of record as of that date, and whether such dividend or distribution is to be paid in shares at the then-current NAV per share or in cash. On or before the dividend or distribution payment date specified by the Board, the Distributor will cause the Company (or its agents) to furnish the total amount payable to Dealer (as agent) and pay to Dealer sufficient cash to make payment to its Clients of dividends or, if applicable, other distributions payable in cash.

b.	For annual tax reporting purposes, the Distributor will inform Dealer, as soon as reasonably practicable upon the availability of such information, of any portion of each Fund’s distributions that comprise all information required for 1099 reporting, including but not limited to foreign source income, return of capital, tax exempt income by state of origin, investment expenses, nontaxable distributions, Section 1202 gain or unrecaptured Section 1250 gain. The Distributor will cause the Funds’ transfer agent or other designee to promptly provide such information by fax, electronic mail, direct or indirect computer systems or any other mutually agreed upon method between the Distributor and Dealer. The parties acknowledge that such information must be received by Dealer in time for Dealer to fulfill its annual tax reporting duties. In the event the Distributor fails to provide this information in a timely manner, any resulting loss, expense, cost, liability or damage shall be paid for by the Distributor to Dealer for the benefit of its Clients. Dealer shall provide U.S. federal tax information to Clients on IRS Forms 1099-DIV, 1099-INT and 1042-S and any other forms as may be required by applicable laws and regulations under the Internal Revenue Code of 1986, as amended (the “Code”).

6.	Fees. The Distributor will pay Dealer any fees or according to any fee arrangement listed on Exhibit A of this Agreement. Where services vary depending on the share class, the fee paid may vary as indicated on Exhibit A. Dealer represents and warrants to the Distributor that, unless otherwise agreed to in writing between Dealer and Distributor with respect to a particular amount of payment, all payments by the Distributor to Dealer are solely for non-distribution related shareholder servicing, administrative or recordkeeping services provided by Dealer and do not constitute payment in any manner for investment advisory services or for costs of distribution services.

7.	Dealer Services to the Client Accounts.

a.	Dealer will provide recordkeeping and shareholder services to its Clients underlying the Dealer Accounts and neither the Distributor nor the Company shall be responsible for servicing such Clients. Services Dealer provides to its Clients in connection with Dealer Accounts shall include, but shall not be limited to, transmitting Dealer Account purchase and sale orders and exchanges of Fund shares to the Company (or its service providers) and assisting Clients in processing purchase, redemption and exchange transactions; changing dividend options, account designations and addresses; and establishing and maintaining Client accounts and records (including, but not limited to share balances, dividend information, and transaction history of such accounts). Dealer’s systems shall enable Clients to purchase, redeem and exchange shares of available Funds, and Dealer’s systems shall facilitate settlement of such transactions. Dealer shall make available any information maintained by Dealer as may be reasonably requested by Distributor or Fund in connection with the resolution of Client servicing inquiries relating to the Funds. Dealer personnel will assist, as applicable, in the investigation of Client inquiries when necessary. Dealer will provide shareholder assistance for Clients who maintain brokerage accounts with Dealer. Dealer will also provide additional services to its Clients as required in any separate agreement between Dealer and each of its Clients. Dealer shall verify, on a next day basis, orders placed for any Dealer Account with a Fund.

b.	Confirmation Preparation and Distribution. To the extent confirmation of a particular transaction is required by federal securities laws, Dealer shall generate a written confirmation for such purchase, redemption, or exchange transaction for Clients’ Fund transactions processed through Dealer. Such confirmation shall be distributed to Clients in written or electronic format (if permitted by Applicable Law).

c.	Client Account Statement Preparation and Distribution. With respect to each Client holding Fund investments through Dealer, Dealer shall deliver or cause to be delivered statements, in written or electronic format, to such Client at least quarterly. Statements will include transaction details for the statement period for each Fund in which shares were purchased, redeemed, or exchanged, and a summary of the number of Fund shares owned and share value thereof as of the statement date to the extent such value is provided to Dealer by the Fund. Dealer agrees to maintain all records required by Applicable Laws relating to transactions in Fund shares on behalf of Clients. Upon reasonable written request, Dealer agrees to make these records available to Distributor, Company or the Fund and to respond to reasonable inquiries from Distributor, Company or the Fund.

d.	Dealer shall be responsible for performing only those services it has specifically agreed in writing to perform under this Agreement.

8.	Recordkeeping and Reporting.

a.	Dealer will maintain separate accounts and records for each Client account underlying the Dealer Accounts, including allocating on its records for each Client the number of Fund shares purchased, accrued as dividends and received and any cash dividend or distribution paid on account of Fund shares. For each Dealer Account, Dealer will reconcile amounts posted to each applicable Client’s account with the amount recorded on the applicable Fund’s records.

b.	Dealer shall comply with any Applicable Laws regarding recordkeeping obligations, which, for avoidance of doubt, include an obligation under current law to retain records, including those records received from the Company or Distributor or generated by Dealer in connection with the provision of any services to a Fund, the Company or the Distributor (“Service Related Records”). All Service Related Records shall be the exclusive property of the Distributor. All Service Related Records shall be preserved by the Dealer for a period of at least seven years from the end of the period to which they relate or until they are delivered to duly appointed successors to the Distributor upon termination of this Agreement.

c.	Dealer agrees to provide Distributor, upon Distributor’s reasonable request, trade or position level detail reports.

9.	Coordination of Operations.

a.	The Distributor will cause appropriate qualified personnel to be made available, as may be reasonably requested by Dealer, to consult with Dealer in coordinating operations pursuant to this Agreement, and to assist Dealer in resolving any account discrepancies between Dealer and the Funds. The Distributor will notify Dealer of any new prospectus or update to a currently effective prospectus and of any material changes in a Fund (“Fund Updates”) concurrently with the occurrence of such new Fund Update. Material changes shall include, but not be limited to: name changes, changes in CUSIP number, changes in underwriters, fund closures (either to new investors or permanently closed), changes to a Fund’s proxy voting policies and procedures, changes in Blue Sky registration and implementation of short-term redemption rates. Notice shall be given by phone or electronic mail to the addresses specified in Section 18.j. Notice of a Fund Update will be deemed to be timely if given no later than the day on which the Fund Update takes effect. Prior to or at the time of purchase, Dealer will provide each of its Clients purchasing shares in a Fund with the then-current prospectus of such Fund, any applicable subscription application and the pertinent Statement of Additional Information. Dealer shall provide or cause to be provided to such Client, in written or electronic form (if permitted by Applicable Laws), or provide electronic access to (if permitted by Applicable Laws) the effective prospectus, at its own expense, to each Fund shareholder minimally once per calendar year to the extent such prospectus is required by Applicable Laws with respect to such acquisition and is provided by the Distributor to Dealer or its designee. Additionally, Dealer agrees to provide to Clients in timely fashion as required by Applicable Law

i.	all proxy or information statements prepared for circulation to shareholders of record of such Fund;

ii.	annual reports;

iii.	semi-annual reports;

iv.	quarterly reports (if applicable); and

v.	all updated prospectuses, supplements and amendments thereto.

“Applicable Laws” means all federal and state laws, rules and regulations and all applicable rules and regulations of any self-regulatory organization applicable to the parties to this Agreement.

b.	Dealer shall provide the Funds with such records reasonably requested by the Funds that may permit the Funds to review the activities and obligations of Dealer pursuant to this Agreement. Notwithstanding the foregoing, inspections may be initiated by or on behalf of regulatory authorities maintaining authority over the Funds or the Company, which shall not be subject to restrictions on frequency or notice period. Dealer will reasonably assist, support, and cooperate with such review or inspections at no additional cost.

c.	No more often than once per calendar year the Funds may, at their own expense, initiate a review of Dealer (“Review”). Any such Review shall be conducted so as to not unreasonably interfere with the Dealer’s normal business operations, and shall be conducted upon reasonable advance notice. Reviews may also be initiated by or on behalf of regulatory authorities maintaining authority over the Funds or the Distributor, which shall not be subject to restrictions on frequency or notice period, and shall not count towards the limit of once per calendar year.

d.	In connection with any Review, Dealer shall provide the Funds and any applicable regulatory authority with access to all records and information related to Dealer’s compliance with this Agreement and the provision of the services it is obligated under this Agreement to provide, as available through Dealer personnel interviews and the applicable books and records relating to Service Related Records and this Agreement (a) to comply with regulatory requirements or requests regulatory authorities, and (b) to determine if the services that Dealer is obligated to provide under this Agreement are provided in compliance with the terms of this Agreement. Such Review may be conducted only by the Funds, or Distributor’s internal compliance or audit staff or external auditors (provided such external auditors are members of a nationally recognized audit firm). Dealer agrees to reasonably assist, support, and cooperate with such audits at no additional cost.

e.	Dealer agrees to cooperate with Distributor’s reasonable know-your-distributor measures, which, in addition to measures described elsewhere herein, may include but will not be limited to (i) provision by Dealer to Distributor of Dealer’s FICCA report, (ii) making Dealer personnel available to Distributor; and (iii) reasonable requests for due diligence visits by Distributor to Dealer’s offices.

f.	The Dealer shall timely provide to the Distributor, within 5 business days of a quarter-end, a quarterly certification with respect to compliance and operational matters related to the Dealer and the Dealer’s provision of the services described herein to each Fund, in a format as may be reasonably requested by the Distributor, as it may be amended from time to time.

10.	Status of Dealer. The parties acknowledge and agree that the services provided by Dealer are shareholder servicing, recordkeeping and related services only and are not the services of an underwriter or a principal underwriter of any of the Funds within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), or the Investment Company Act. To the extent Dealer enters any purchase, redemption or exchange order for a Dealer Account, such order will be made by Dealer (i) as agent of each of its Clients whose shares are subject of such order; and (ii) pursuant to instructions from the account owner, participant, named fiduciary entity or any other person with investment discretion and authority for the assets that are the subject of the transaction.

11.	Representations and Warranties.

a.	Distributor represents and warrants to Dealer that:

i.	it has full power and authority under Applicable Law, and has taken all action necessary, to enter into and perform its obligations under this Agreement and the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement;

ii.	this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms;

iii.	the execution, performance and delivery of this Agreement by the Distributor will not result in it violating Applicable Law;

iv.	each Fund is an open-end investment company registered under the Investment Company Act and is currently qualified as a Regulated Investment Company under Subchapter M of the Code; and

v.	to the extent required by Applicable Law, each Fund is registered, and the offering of its shares is qualified for sale in all states and other jurisdictions in the United States unless Dealer has been notified in writing to the contrary.

b.	Dealer represents and warrants to the Distributor that:

i.	it is duly organized as a corporation and validly existing under the laws of Indiana and of the United States; OAS is registered as a broker/dealer pursuant to the Securities Act and other Applicable Laws; and OAS is registered with the Financial Industry Regulatory Authority (FINRA) as a broker/dealer;

ii.	it has full power and authority under Applicable Laws, and has taken all action necessary, including obtaining all necessary approvals, to enter into and perform its obligations under this Agreement and the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement;

iii.	this Agreement constitutes its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

iv.	the execution, performance and delivery of this Agreement by the Dealer will not result in it violating any applicable law or regulation;

v.	it will not exercise discretionary control, authority or management on behalf of any Plan such that it would be a Plan fiduciary within the meaning of the Employment Retirement Income Security Act of 1974, as amended, or the Code;

vi.	it will promptly notify the Distributor of any litigation or communication from a regulatory authority relating to any Fund or to a transaction in such Fund’s shares that would materially affect such Fund, the Company or Distributor or Dealer’s ability to perform their respective obligations under this Agreement;

vii.	it will promptly notify the Distributor in the event that it is for any reason unable to perform any of its obligations under this Agreement;

viii.	it shall provide to the Distributor such information or documentation necessary for such party to fulfill its obligations hereunder, such other information or documentation as the Distributor may reasonably request, and that it shall comply with such operating policies and procedures as the parties may jointly adopt from time to time; and

ix.	OAS is a broker-dealer registered with FINRA and (effective August 20, 2017) subject to FINRA Rule 2030. OAS represents that it has policies and procedures to ensure compliance with Rule 2030 and is currently in compliance with the Rule. Moreover, OAS represents that neither it nor any of its covered associates (i.e., any (i) general partner, managing member or executive officer of OAS, as well as any person with a similar status or function, (ii) any associated person of OAS who engages in distribution or solicitation activities with a government entity, (iii) any associated person of OAS who supervises, directly or indirectly, the government entity distribution or solicitation activities of a person in (ii) above, and (iv) any political action committee controlled by OAS or one of its covered associates) has made, directly or indirectly, any contributions that prohibit OAS from engaging in solicitation activities for compensation under FINRA Rule 2030 (a "Triggering Contribution"). OAS hereby agrees that neither it nor its covered associates will make a Triggering Contribution or violate the Rule while engaged by you. If OAS breaches this provision and becomes aware of a Triggering Contribution or a violation of FINRA Rule 2030, it shall promptly provide written notice to you of the nature of the ban or violation.

12.	Government Clients. Dealer agrees to provide Distributor, within the first five (5) business days of each calendar month, a report viewable and sortable in Microsoft Excel that includes the following information:

a.	Account name;

b.	Domicile; and

c.	Number of Fund shares held,

with respect to each Client (or each beneficial owner of Fund shares who invests through a Client, if analysis on such look-through basis for a particular Client is requested by Distributor) that is (A) a “government entity” or “covered investment pool,” as those terms are defined in Rule 206(4)-5 (17 C.F.R. 275.206(4)-5) under the Investment Advisers Act of 1940, as amended, and (B) based in New York, New Jersey and/or Connecticut.

13.	Certain Regulatory Matters.

a.	Anti-Money Laundering Program. Dealer (i) represents that it has established and will maintain an anti-money laundering (“AML”) program reasonably designed to comply with all applicable AML laws and regulations (“AML Rules”), including applicable provisions of the Bank Secrecy Act and the USA PATRIOT Act of 2001, as amended from time to time, applicable rules thereunder, and any related regulations or regulatory guidance issued by the SEC, FINRA or any other self-regulatory organization, as well as with all regulations administered by the U.S. Department of the Treasury’s Office of Foreign Asset Control (“OFAC”), (ii) acknowledges and agrees that it (and not the Distributor, the Company, any Fund or its administrator(s)) is responsible for reviewing and monitoring Clients in order to comply with all applicable AML Rules, including requirements relating to a Customer Identification Program and any other know- your-customer requirements with respect to Clients, in connection with this Agreement, (iii) designates a compliance officer to administer and oversee the AML Program, (iv) provides ongoing employee training relating to the AML program, (v) includes an independent audit function to test the effectiveness of the AML Program, and (vi)  consents to appropriate regulators and the trustees, officers and employees of the Funds (including, but not limited to, the chief compliance officer of the Distributor) examining Dealer’s AML books and records and that Dealer will promptly fulfill requests by the foregoing parties for information about Dealer’s AML Program. Dealer also acknowledges and agrees that its Clients are screened for purposes of complying with applicable OFAC requirements and agrees that, at least annually and otherwise upon written request, it will provide the Distributor or a Fund’s administrator with a certification that Dealer continues to maintain an anti-money laundering program in accordance with applicable laws and is in compliance with its obligations under this Section.

b.	FATCA. Dealer represents and warrants that it has policies and procedures reasonably designed to provide for its compliance with U.S. Foreign Account Tax Compliance Act (“FATCA”). To the extent of its actual knowledge, Dealer will not sell shares of any Fund to persons who are not “United States persons,” as such term is defined in the Code.

c.	Offerings. Dealer agrees not to sell or distribute shares of any Fund or otherwise make any such shares available in any jurisdictions other than in those jurisdictions in the United States where such shares are registered or qualified to be offered without the Distributor’s prior written consent.

d.	Cybersecurity. Dealer represents and warrants that it has security policies, procedures and measures in place reasonably designed to minimize the threat of unauthorized access to computing systems or networks, which include use of a generally recognized virus detection or scanning program prior to any attempt to access any of the computing systems or networks implemented for the Fund and measures reasonably designed to ensure that the networks, databases, software, and computer systems used by the Dealer in performing its obligations under this Agreement are protected by a user name and password system.

14.	Indemnification.

a.	Dealer agrees to indemnify and hold harmless the Distributor, its directors,

officers, employees, and agents (“Distributor Indemnified Parties”) from any loss, expense, cost, liability, or damage (including reasonable attorneys’ fees) (“Loss”) which may be suffered by it as a result of any breach of this Agreement by Dealer or arising from Dealer’s gross negligence or willful misconduct in the performance of, or failure to perform, its obligations under this Agreement, except to the extent such Losses are caused by Distributor’s gross negligence or willful misconduct in the performance of, or failure to perform, Distributor’s obligations under this Agreement.

b.	Dealer also agrees to indemnify and hold harmless each Distributor Indemnified Party from and against any Losses arising out of Dealer’s respective dissemination of information regarding the Company or Fund that contains any inaccuracies or omissions unless such information was generated by the Distributor, Company or any Fund.

c.	Distributor agrees to indemnify and hold harmless Dealer, its directors, officers, employees and agents from any Loss which may be suffered by it as a result of any breach of this Agreement by the Distributor or arising from the Distributor’s gross negligence or willful misconduct in the performance of, or failure to perform, its obligations under this Agreement, except to the extent such Losses are caused by Dealer’s gross negligence or willful misconduct in the performance of, or failure to perform, Dealer’s obligations under this Agreement.

d.	Promptly after receipt by a party entitled to indemnity under this section (an “Indemnified Party”) of notice of the commencement of an investigation, action, claim or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this section, notify the indemnifying party of the commencement therefore, but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any Indemnified Party otherwise. In case any such action is brought against any Indemnified Party, and it notified the indemnifying party thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. After notice from the indemnifying party of its intention to assume the defense of an action, the Indemnified Party shall bear the expense of any additional counsel obtained by it and the indemnifying party shall not be liable to such Indemnified Party under this section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. Neither the Indemnified Party nor the indemnifying party may settle any action without the written consent of the other, which consent shall not be unreasonably withheld.

15.	Proprietary Information.

a.	Dealer and the Distributor acknowledge that the identities of the other party’s customers, as well as information maintained by such other party regarding those customers, and all computer programs and procedures developed by such other party in connection with this Agreement constitute the valuable property of such other party (“Proprietary Information”). Each party agrees that should it come into possession of any of the other’s Proprietary Information pursuant to this Agreement, the party who acquired the information (the “Receiving Party”) shall hold such information in confidence and refrain from using, disclosing or distributing any such information, except (i)  with the other party’s written consent, or (ii) as required by law or judicial process. Each party acknowledges that a party’s breach of the agreements contained in this Section 15 may result in immediate and irreparable harm to the other party for which there would be no adequate remedy at law and agrees that in the event of such a breach such other party will be entitled to seek equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.

b.	Each party agrees that (i) without limiting the foregoing, the Receiving Party shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of this Proprietary Information as the Receiving Party employs with respect to its own Proprietary Information; (ii) the Receiving Party may disclose or provide access only to its responsible employees or agents who have a need to know and are under confidentiality obligations substantially similar to those imposed by this Agreement with respect to the Proprietary Information, and may make copies of Proprietary Information only to the extent reasonably necessary to carry out the obligations hereunder; (iii) the Receiving Party will notify the non-Receiving Party immediately of any unauthorized disclosure or use, and will cooperate with the non-Receiving Party to protect all proprietary rights in and ownership of its Proprietary Information; and (iv) the Receiving Party shall not have any obligations under this section with respect to any information that is (x) publicly known at the time of the receipt or becomes publicly known through no wrongful act or failure of recipient; (y) independently developed by the Receiving Party or its affiliates; or (z) legally compelled to be disclosed pursuant to a subpoena, summons, order or other judicial or governmental process.

c.	Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this Agreement shall in any way limit the activities of The Blackstone Group Inc. and its affiliates in their businesses distinct from activities directly attributable to the Distributor, Company or any Fund, provided that customer information and/or Proprietary Information is not made available to representatives of The Blackstone Group Inc. and its affiliates who are not involved in activities directly attributable to the Company or any Fund. Should customer information and/or Proprietary Information be made available to a representative of The Blackstone Group Inc. and its affiliates, such representative shall be bound by the obligations set forth in this Agreement.

16.	Termination. Either party may terminate this Agreement:

a.	upon 60 days’ written notice to the other party;

b.	upon 30 days’ written notice to the other party in the event of a material breach of this Agreement by the other party that is not cured within that 30-day period;

c.	upon institution of any formal investigation or formal proceedings relating to the legality of the terms and conditions of this Agreement by the Securities and Exchange Commission or any other regulatory or self-regulatory body or organization;

d.	upon written notice from one party to the other if the terminating party reasonably believes that continuing this Agreement would potentially pose a risk to the reputation of the terminating party; or

e.	upon assignment of this Agreement in contravention of its terms.

17.	Agreement To Provide Shareholder Information; Agreement To Restrict Trading.

a.	Dealer agrees to provide the Distributor, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Clients(s) of the account(s) and the amount, date, name or other identifier of any investment professional(s) associated with the Clients(s) or account(s) (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of shares of a Fund held through one or more account(s) maintained by the Dealer during the period covered by the request (“Transaction Information”).

i.	Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) business days from the date of the request, for which Transaction Information is sought. The Distributor may request Transaction Information older than ninety (90) business days from the date of the request as it deems necessary to investigate compliance with policies established by the Company for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Company. The Distributor acknowledges, however, that requests for transaction information older than 90 calendar days from the date of the Fund’s request may require a longer response time.

ii.	Form and Timing of Response. Dealer agrees to transmit the requested Transaction Information that is on its books and records to the Company or its designee promptly. If requested by the Distributor, Dealer agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information is itself a financial intermediary (“indirect intermediary”), and upon further request by the Distributor, (i) provide, arrange to provide, or arrange to have provided to the Distributor, the requested Transaction Information from Clients who hold an account with an indirect intermediary; or (ii) if directed by the Distributor, block further purchases of shares of a Fund from such indirect intermediary. In such instance, Dealer agrees to inform the Distributor whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for Transaction Information provided to the Distributor by Dealer should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in Rule 22c-2 under the Investment Company Act.

iii.	Limitations on Use of Information. Any Transaction Information from Dealer (or any indirect intermediary or other accountholder, if applicable) will be used by the Fund (or its designee) solely for the purpose of determining compliance with the Company’s market-timing and short- term trading policies.

b.	Dealer agrees to execute written instructions from the Distributor or a Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Dealer’s account) that violate market timing or frequent trading policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

i.	Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restrictions(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

ii.	Timing of Response. Dealer agrees to execute instructions as soon as reasonably practicable, but generally not later than five (5) business days after receipt of the instructions by the Dealer.

iii.	Confirmation by Dealer. Dealer must provide written confirmation to the Fund that instructions from the Fund to restrict or prohibit trading have been executed. Dealer agrees to provide confirmation as soon as reasonably practicable, but generally not later than ten (10) business days after the instructions have been executed.

iv.	Definitions. For purposes of this Section 17.b:

1.	Pursuant to this section, and only this section only, the term “Fund” or “Funds” means any series of the Company and also includes the Fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

2.	The term “Shares” means the interest of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by Dealer.

3.	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by Dealer in nominee name.

4.	The term “written” includes electronic writings and facsimile transmissions.

5.	The term “purchase” does not include automatic reinvestment of dividends.

6.	The term “promptly” as used in this section shall mean as soon as practicable but in general, not later than 5 business days from the Dealer’s receipt of the request for information from the Fund or its designee.

18.	Miscellaneous.

a.	Resolution of Disputes. All disputes arising out of or in connection with this Agreement (except disputes concerning misuse of Proprietary Information described in Section 15) will be settled by arbitration, to be conducted pursuant to the commercial rules of the American Arbitration Association. All arbitration proceedings will take place in a location mutually agreed upon by the parties before three (3) arbitrators selected in accordance with the rules and regulations of the American Arbitration Association under the Commercial Arbitration Procedures then in effect, as appropriate, and who shall be experts in the securities industry, to the extent possible. To the extent not preempted by federal law, New York statutory (including without limitation the statutes governing the award of damages and arbitration) and common law will control during arbitration. Arbitration is final and binding on the parties. An award rendered by the arbitrator(s) may be entered in any court having jurisdiction over the pertinent party. The arbitrator shall not have authority to award punitive, consequential or exemplary damages or to award any equitable relief. Dealer and Distributor will each bear its own expenses, including legal and expert fees, if any, with respect to the arbitration. The arbitrator will designate the party to bear the costs of the arbitration forum and arbitrator’s fees or the respective amounts of such costs to be borne by each party. Any costs or fees, including attorneys’ fees, involved in enforcing the award shall be fully assessed against and paid by the party resisting or preventing enforcement of the award.

b.	Amendments. Any amendment to this Agreement will be valid only if in writing and signed by the parties. The parties agree that Funds may be deleted from and additional Funds may be added to this Agreement (and become “Funds” for purposes of this Agreement) upon the parties’ execution of an amended Exhibit A detailing such change. The parties also agree that Exhibit A may be amended via written acknowledgement sent by each party to the other that it accepts such amendment, which written acknowledgment may be in the form of electronic mail.

c.	Marketing Materials. The parties shall not, without the prior written consent of the other, use the name or any identifying marks of the other in advertising, marketing materials, publicity or electronic media. Except as otherwise provided in this clause, Dealer agrees that neither it nor any of its principals, directors, officers or employees is authorized to give any information to Clients concerning any Fund, shares of any Fund, the Company or any affiliates of The Blackstone Group Inc. unless such information is (x) provided or generated by the Fund or the Company or (y) approved in advance of its use and in writing by the Distributor. The parties acknowledge and agree that neither the Distributor nor the Funds (nor any of their affiliates) will supply any marketing or advertising materials for Dealer to provide to its current or prospective Clients, except for prospectus delivery as contemplated in Section 9.a.

d.	Entire Agreement; Amendment and Waiver. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof. This Agreement may be modified, and any provision of this Agreement may be waived, only in writing signed by the parties. No failure of either party to insist upon strict performance of any provision of this Agreement shall constitute a waiver.

e.	Assignment. Neither party may assign this Agreement without the prior written consent of the other party, which consent may not be unreasonably withheld or delayed; provided, however, that either party may assign this Agreement in connection with a party hereto selling, assigning, transferring, or otherwise conveying to an affiliate or third party all or substantially all of its corporate ownership rights, stocks, or assets. This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of Dealer and Distributor.

f.	Severability. If any provision of this Agreement is deemed to be in violation of law or is unenforceable, the remainder of this Agreement with such provision omitted will remain in full force and effect.

g.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

h.	Compliance with Laws. Each party agrees to abide by all Applicable Laws in connection with the performance of its obligations under this Agreement and agrees to maintain systems, procedures and/or policies in place reasonably designed to ensure that it complies with the terms of this Agreement, the Prospectus requirements and Applicable Law.

i.	Survival of Obligations. Section 14 will survive the termination of this Agreement. Without limiting the foregoing, (i) the provisions of Section 15 will continue to apply for a period of two (2) years after the date of termination of this Agreement and (ii) the provisions of Section 6 will continue to apply after the date of termination of this Agreement for so long as any Dealer Account continues to hold shares of any Fund and Dealer continues to service such Dealer Account.

j.	Notices. Except as otherwise provided in this Agreement, all notices given under this Agreement will be given only by delivery in person, by deposit in the United States mails, using certified mail, by commercial overnight delivery service, or by facsimile transmission (with machine confirmation) or electronic mail. All notices will be in writing.

Notices to Dealer shall be made to:

OneAmerica
RS Investments Team
One American Square
Indianapolis, IN 46206

Phone: 317-285-2623
E-Mail: investments.rs@oneamerica.com

With a copy to:
M.AUL.CorpFin.SepAcctsOmni@oneamerica.com

Notices to Distributor shall be made to:

Peter Koffler
The Blackstone Group Inc.
Blackstone Securities Partners L.P.
345 Park Avenue, 29th Floor
New York, New York 10154
Fax: (212) 583-5016

E-mail: Koffler@blackstone.com

with a copy to baiacompliance@blackstone.com

And if relating to NAV information to:
BAAMFFVDG@blackstone.com

Notices will be deemed delivered when delivered in person or, if mailed by certified mail, on the third business day after the date of deposit into the United

States mails, and upon receipt, if by commercial overnight delivery service. Facsimile transmission and electronic mail will be deemed received the same day as sent.

k.	Governing Law. To the extent that state law is not preempted by the provisions of any law of the United States of America, this Agreement shall be governed and construed under the laws of New York, irrespective of and without regard for any conflicts of law principals. Any suit, proceeding or other action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York. To the extent that the United States District Court for the Southern District of New York lacks jusridiction over such suit, proceeding or other action then it shall be brought in state court situated in Delaware. The parties hereby submit and consent to the exclusive in personam jurisdiction and venue of such courts.

l.	Damages. Neither party shall be liable for special, indirect, incidental, consequential, or punitive damages, whether such damages are incurred or experienced as a result of entering into or relying on this Agreement or otherwise, even if such party has been advised of the possibility of such damages.

m.	No Joint Venture. Neither this Agreement nor the performance of the services herein shall be considered to create, and both parties expressly disclaim, any agency, joint venture, partnership, or association between the parties or between Dealer and other parties for whom the Distributor may perform the same or similar services.

n.	Non-exclusivity. This Agreement is not, and shall not be deemed, an exclusive arrangement between the parties and shall not prohibit, restrict, condition, or otherwise prevent either party from entering into the same or similar arrangements with either party’s affiliates or with third parties.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Blackstone Securities Partners L.P. (Distributor)

By:	/s/ Peter Koffler
Its:	Authorized Signatory
Date:	11/14/2022

American United Life Insurance Company

By:	/s/ Robert W. Schaffernoth
Its:	RS VP, Client Administration
Date:	11/15/2022

OneAmerica Securities, Inc.

By:	/s/ Matthew T. Fleetwood
Its:	President
Date:	11/18/2022

EXHIBIT  A

APPLICABLE FUNDS AND ASSOCIATED FEES

Fund Name	Share Class	Total Compensation	Shareholder Services	Distribution Services
Blackstone Alternative Multi-Strategy Funds	Y	0 bps	0 bps	N/A
Blackstone Alternative Multi-Strategy Funds	I	0 bps	0 bps	N/A

EXHIBIT  B

ADDITIONAL OPERATIONAL PROCEDURES

[To be provided as necessary.]